Exhibit 3.8
AMENDMENT TO THE
SECOND AMENDED AND RESTATED BYLAWS
OF
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

November 4, 2014

The undersigned hereby certifies that:

1.    She is the duly appointed and acting Secretary of Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Corporation”).

2.    The current Second Amended and Restated Bylaws of the Corporation were adopted on March 10, 2011 (“Restated Bylaws”).

3.    The Restated Bylaws shall be amended to add the following Article 12 Forum for Certain Actions:

“ARTICLE 12
FORUM FOR CERTAIN ACTIONS

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the Delaware General Corporation Law or the Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action involving the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery determines it does not have jurisdiction, in another state or the federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article XII.”

4.    The foregoing Amendment was duly approved by the Corporation’s Board of Directors in accordance with Section 109 of the Delaware General Corporation Law and pursuant to Article 11 of the Restated Bylaws. This amendment may only be altered or amended in accordance with the provisions set forth in the Restated Bylaws.
5.    Except as otherwise expressly provided herein, the Restated Bylaws will continue in full force and effect, in accordance with their terms.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Second Amended and Restated Bylaws on behalf of the Corporation as of the date first set forth above.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.,
a Delaware corporation

/s/ Deborah Butera
Deborah Butera, Secretary